11921 Freedom Drive, Suite 250
Reston, Virginia 20190
NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, APRIL 29, 2014

Shareholders of WashingtonFirst Bankshares, Inc.:
The 2014 Annual Meeting of Shareholders (the “Meeting”) of WashingtonFirst Bankshares, Inc. (the “Company”) will be held at the Tower Club, 8000 Towers Crescent Drive, Suite 1700, Vienna, Virginia 22182, on Tuesday, April 29, 2014, beginning at 11:00 a.m. (local time), for the following purposes:

1.
To elect eight (8) directors of Group II to serve on the Board of Directors of the Company until the Company’s 2017 annual meeting of shareholders, and until their successors are duly elected and qualified or until their earlier resignation or removal;

2.	To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2014;

3.	To conduct an advisory (non-binding) vote regarding the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.
The close of business on March 14, 2014 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection by any shareholder at the principal office of the Company during ordinary business hours for a period of at least ten days prior to the Meeting.

By order of the Board of Directors,

Richard D. Horn
General Counsel and Corporate Secretary

March 31, 2014
Reston, Virginia

Your Vote is Important.
You are cordially invited and urged to attend the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card and promptly mail it in the enclosed envelope or follow the instructions provided to you to vote your shares via telephone or the Internet. The proxy is revocable in the manner described in the proxy statement at any time before it is voted at the Meeting. If you attend the Meeting, you may vote in person if you wish, even if you have previously returned your proxy card or voted your shares via the Internet.

WashingtonFirst Bankshares, Inc.
11921 Freedom Drive, Suite 250
Reston, Virginia 20190
________________________
PROXY STATEMENT
FOR
2014 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, APRIL 29, 2014
________________________
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD TUESDAY, APRIL 29, 2014
Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), WashingtonFirst Bankshares, Inc. (the “Company”) is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet. You may access the following information electronically on the Investor Relations page of the Company’s website at www.wfbi.com, which does not have “cookies” that identify visitors to the site:

•	Notice of 2014 Annual Meeting of Shareholders;

•	Proxy Statement for 2014 Annual Meeting of Shareholders;

•	Form of Proxy; and

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
SOLICITATION, REVOCABILITY AND VOTING OF PROXIES
This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2014 Annual Meeting of Shareholders of the Company to be held at the Tower Club, 8000 Towers Crescent Drive, Suite 1700, Vienna, Virginia 22182, on Tuesday, April 29, 2014, beginning at 11:00 a.m. (local time), and any adjournments thereof (the “Meeting”) for the purposes set forth in this Proxy Statement and the accompanying Notice of 2014 Annual Meeting of Shareholders. This Proxy Statement, the Notice of 2014 Annual Meeting of Shareholders and the enclosed proxy will first be sent to shareholders on or about March 31, 2014.
Voting of Proxies
You can ensure that your shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) are voted at the Meeting by submitting your instructions on the Internet, or by completing, signing, dating and returning the enclosed proxy in the envelope provided. Submitting your proxy by any of these methods will not affect your right to attend and vote at the Meeting. If no instructions are specified on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby FOR the election of each of the director nominees, FOR the ratification of the independent registered public accounting firm and FOR the approval of the compensation of the Company’s named executive officers, each to be presented to and voted upon by the shareholders as set forth herein.
The Board knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy will be voted with respect thereto in accordance with the judgment of the persons designated as proxies. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Meeting for which advance notice was not received by the Company in accordance with the Company’s Bylaws.

Revocability of Proxies
Any proxy given by a record shareholder may be revoked by such shareholder at any time before it is voted at the Meeting by:

•	delivering to the Secretary of the Company a written notice of revocation;

•	submitting to the Secretary of the Company a duly executed proxy bearing a later date; or

•	attending the Meeting and voting in person.

All written notices of revocation and other communications with respect to revocation of proxies should be sent to: WashingtonFirst Bankshares, Inc., 11921 Freedom Drive, Suite 250, Reston, Virginia 20190, (703) 840-2410, Attention: Richard D. Horn, General Counsel and Corporate Secretary. Any shareholder who holds shares in street name with a bank or broker must contact that bank or broker if he or she wishes to revoke his or her proxy.
Solicitation of Proxies
This proxy solicitation is made by the Board and the cost of this solicitation is being borne by the Company. Proxies will be solicited through the mail and, if deemed advisable, directors, officers and regular employees of the Company may solicit proxies personally or by telephone or other means of communication, without being paid additional compensation for such services. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding the proxy materials to beneficial owners of the Common Stock.
VOTING SHARES AND VOTING RIGHTS
Only holders of record of Common Stock at the close of business on March 14, 2014 (the “Record Date”), are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. On that date there were 6,565,376 shares of Common Stock outstanding, which is the only outstanding class of voting securities of the Company. The holders of at least a majority of the outstanding shares of Common Stock must be represented at the Meeting, in person or by proxy, in order to constitute a quorum for the transaction of business. Abstentions and shares held of record by a broker or nominee that are voted on any matter will be included in determining whether a quorum exists. Each holder of Common Stock shall have one vote for each share of Common Stock registered in such holder’s name on the books of the Company on the Record Date.
Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares. The only routine matter to be presented at the Meeting is the ratification of the appointment of the independent registered public accounting firm.
Item 1. Election of Directors
Directors will be elected by a plurality of the votes cast in person or by proxy at the Meeting. Accordingly, the eight Group II nominees receiving the highest number of votes cast by the holders of Common Stock will be elected. There will be no cumulative voting in the election of directors. A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees since broker non-votes and abstentions are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the Meeting. The election of directors is not deemed to be a routine matter, so a broker is not permitted to vote on the election of directors without instructions from the beneficial owner of the shares. If a shareholder holds shares in street name and does not provide voting instructions to his or her broker, those shares will be counted as broker non-votes in the election of directors.
Item 2. Proposal to Ratify Appointment of Independent Registered Public Accounting Firm
The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is required to ratify the appointment of the independent registered public accounting firm. Any abstentions will have the effect of a vote against this matter. Since the ratification of the appointment of the independent registered public accounting firm is considered a routine matter and a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to occur in connection with this proposal.

Item 3. Advisory Vote on Executive Compensation (“Say-On-Pay”)
The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is required to approve the advisory (non-binding) vote regarding the compensation of the Company’s named executive officers (“Say-On-Pay”). Any abstentions will have the effect of a vote against this matter. The Say-On-Pay vote is considered a non-routine matter and, as such, broker non-votes will be deemed shares not present to vote on this matter, will not count as votes for or against this proposal and will not be included in calculating the number of votes necessary for approval of such matter.

Item 1.
ELECTION OF DIRECTORS
Election Procedures; Term of Office
The size of the Board is currently set at 23 members. In accordance with the Company’s Articles of Incorporation, members of the Board are divided into three groups, Group I, Group II and Group III, with eight in Group I, eight in Group II and seven in Group III. The members of each group are elected for a term of office to expire at the third succeeding annual meeting of shareholders following their election. The term of office of the current Group II directors expires at the Meeting. The terms of the Group I and Group III directors expire at the annual meeting of shareholders in 2016 and 2015, respectively.
The Nominating and Corporate Governance Committee has recommended to the Board, and the Board has approved the nomination of Josephine S. Cooper, Richard D. Horn, Juan A. Mencia, Mark C. Michael, James P. Muldoon, William C. Oldaker, Jon M. Peterson and Gail R. Steckler to fill the eight expiring Group II director positions, Each Group II nominee is currently serving as a Group II director. The eight Group II nominees, if elected at the Meeting, will serve until the annual meeting of shareholders in 2017.
The eight Group II nominees receiving the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting will be elected. Unless the authority to vote for the election of directors is withheld as to one or more of the nominees, all shares of Common Stock represented by proxy will be voted FOR the election of the nominees. If the authority to vote for the election of directors is withheld as to one or more but not all of the nominees, all shares of Common Stock represented by any such proxy will be voted FOR the election of the nominee or nominees, as the case may be, as to whom such authority is not withheld.
If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board. The Board has no reason to believe that any nominee will be unavailable to serve as a director. All of the nominees have consented to being named herein and to serve if elected.
Any director vacancy occurring after the election may be filled by a majority vote of the remaining directors, even if the remaining directors constitute less than a quorum of the full Board. In accordance with Virginia law, a director appointed to fill a vacancy will be appointed to serve until the next annual meeting of shareholders held for the election of directors, regardless of whether the group of director in which he or she serves is to be elected at such annual meeting.
The biography of each of the director nominees, continuing directors and executive officers set forth below contains information regarding the person’s service as a director and/or executive officer, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director.
Nominees for Election
The following table sets forth the name, age and positions with the Company and WashingtonFirst Bank (the “Bank”) for each nominee for election as a director of the Company:

Name	Age	Positions with the Company and the Bank
Group II Nominees:
Josephine S. Cooper	68	Group II Director of the Company; Director of the Bank
Richard D. Horn	51	Group II Director and General Counsel and Corporate Secretary of the Company; Director and General Counsel and Corporate Secretary of the Bank
Juan A. Mencia	52	Group II Director of the Company; Director of the Bank
Mark C. Michael	51	Group II Director of the Company; Director of the Bank
James P. Muldoon	75	Group II Director of the Company; Director of the Bank
William C. Oldaker	72	Group II Director of the Company; Director of the Bank
Jon M. Peterson	50	Group II Director of the Company; Director of the Bank
Gail R. Steckler	60	Group II Director of the Company; Director of the Bank

Josephine S. Cooper. Ms. Cooper has served as a director of the Company since its formation in 2009 and as a director of the Bank since 2004. Ms. Cooper is chief executive of Josephine Cooper LLC, a consulting firm providing crisis management, public affairs and communications services to companies, trade associations and individuals. For almost seven years, she served as Group Vice President for Toyota Motor North America, Inc., directing federal and state government affairs, legislative, regulatory and compliance issues. Prior to joining Toyota in 2004, she served as President and Chief Executive Officer of the Alliance of Automobile Manufacturers, a trade association for the automobile industry, for five years. Prior to that time, she was Vice President for Regulatory Affairs for the American Forest & Paper Association. She serves on the boards of the Meredith College, the National Capital Region Salvation Army, the Fuqua School of Business at Duke University and is past president of the Business-Government Relations Council. The Company believes Ms. Cooper's qualifications to serve as a director include her communications experience and her years of experience as a director of the Company and the Bank.
Richard D. Horn. Mr. Horn is the General Counsel and Corporate Secretary for both the Bank and the Company. He has served as a director of the Bank since 2004 and as a director of the Company since 2009. Prior to joining the Bank, Mr. Horn was a partner with the law firm of Bracewell & Giuliani, LLP in Washington, D.C. serving in the firm's commercial litigation and dispute resolution practice. For more than 17 years, Mr. Horn represented clients before federal and state courts, administrative tribunals, and in state and federal agency proceedings in a broad array of business and commercial disputes. Mr. Horn is admitted to practice law in Maryland and Washington, D.C. The Company believes Mr. Horn's qualifications to serve as a director include his legal experience and his years of experience as a director of the Company and the Bank.
Juan A. Mencia. Mr. Mencia has served as a director of the Bank since 2005 and as a director of the Company since 2009. Mr. Mencia was the founder, President and Chief Executive Officer of The Cube Corporation, a nationally recognized facilities management company, from March 1994 to March 2005. The Cube Corporation was recognized as the Fastest Growing Hispanic-Owned Company in the United States in 2000, received the Virginia Vanguard Award for Top Service Company in the Commonwealth of Virginia in 2001 and 2002, and was listed number fifty-one on Hispanic Business Magazine's Hispanic Business 500, a directory of the largest Hispanic-owned companies in 2004. Mr. Mencia sold The Cube Corporation, with over $115 million in annual revenue, in March 2005. He received the Ernst & Young Entrepreneur of the Year for the Greater Washington Area in 2000 and the Hispanic Business Magazine's National Entrepreneur of the Year in 2001. Mr. Mencia is President and Chief Executive Officer of Cornerstone Building Services, Inc., a company that provides building restoration, repair and waterproofing services throughout the Washington metropolitan area. Additionally, Mr. Mencia is an investor partner with Venture Philanthropy Partners (VPP) whose mission is to serve the needs of children of low-income families in the Washington Metropolitan region and to demonstrate a unique approach to effective philanthropy. The Company believes Mr. Mencia's qualifications to serve as a director include his business experience and his years of experience as a director of the Company and the Bank.
Mark C. Michael. Mr. Michael has served as a director of the Bank since 2005 and as a director of the Company since 2009. Mr. Michael is the founder and President of Occasions Caterers Inc., a full-service, off-premise catering firm, located in Washington, D.C. since 1986. He is also founder and President of Protocol Staffing Services LLC, a hospitality staffing service, as well as Menus Catering, Inc. a corporate drop-off catering service. In addition to being on several corporate boards, he is on the President's Council for Higher Achievement Program and he serves as a mentor for the Regional Board for the Network for Teaching Entrepreneurship. He is a member of the Young Presidents' Organization, Washington, D.C. Chapter, the US Chamber of Commerce, the Greater Washington Board of Trade, the Washington Convention and Visitors Bureau, and the International Society of Event Specialists. The Company believes Mr. Michael's qualifications to serve as a director include his business experience and his years of experience as a director of the Company and the Bank.
James P. Muldoon. Mr. Muldoon has served as a director of the Bank since 2004 and as a director of the Company since 2009. Mr. Muldoon is the CEO of METCOR, Ltd., Washington, D.C., which identifies, develops and secures federal business for high technology firms and has served in that capacity since 1979. A division of METCOR, Learning Systems International (LSI), offers training materials development, documentation and training delivery services. He has served as Chairman of the U.S. Coast Guard's National Boating Safety Advisory Council since 1998 and is immediate past Chairman of the Board of Trustees of St. Mary's College of Maryland and continues to serve as a board trustee. He is Chairman of the National Maritime Heritage Foundation/DC Sail, the Vice President of the National Sailing Hall of Fame and was President of the United States Sailing Association from 1997 to 2000. In addition, Mr. Muldoon currently serves as a member of numerous project and governance boards related to other charitable and community organizations. The Company believes Mr. Muldoon's qualifications to serve as a director include his business experience and his years of experience as a director of the Company and the Bank.
William C. Oldaker. Mr. Oldaker has served as a director of the Bank since 2004 and as a director of the Company since 2009. Mr. Oldaker is a founding member and partner in the Washington, D.C. law firm of Oldaker Law Group, LLP, which was established in 1993. From 1987 to 1993, he was a partner in the Washington office of the law firm of Manatt, Phelps and Phillips. He was a partner at Epstein, Becker, and Green from 1982 to 1987 and is currently a partner of the National Health Advisors, a joint venture of Epstein, Becker, & Green and The Oldaker Group. He previously served as a director of Century National Bank until its acquisition by United Bank. Mr. Oldaker, is a partner in the consulting firm, The National Group, and a member of the board of directors for Neuralstem, Inc., a biopharmaceutical firm. He is a member of the D.C. Bar Association, the Bar Association for the Court of Appeals, D.C., and the Bar of the United States Supreme Court. The Company believes Mr. Oldaker's qualifications to serve as a director include his legal experience and his years of experience as a director of the Company and the Bank.
Jon M. Peterson. Jon M. Peterson has worked in his family’s real estate development business, previously known as Hazel/Peterson Companies, since 1986. The Peterson Companies ("TPC") has been a regionally recognized leader in the community development industry, providing 24,000 residential lots, approximately 3 million square feet of retail and approximately over 3.5 million square feet of quality office space. TPC provides management services for its own portfolio of office buildings and retail centers. Mr. Peterson’s role as Senior Vice President of Commercial and Business Development has allowed him to develop close ties to the entire metropolitan real estate community. He has been involved on a day-to-day basis in all aspects of build-to-suit, purchase and acquisition, sale, leasing and financing of commercial properties as well as ground up development of approximately 2.25 million square feet of commercial office product in the Washington Metropolitan area. His strength and expertise include Class A office leasing and mixed use development from the acquisition of the land to stabilized cash flow. Mr. Peterson graduated from Middlebury College with a Bachelor of Arts in Sociology/Anthropology and English. The Company believes Mr. Peterson's qualifications to serve as a director include his many years of business and real estate experience.
Gail R. Steckler. Ms. Steckler has served as a director of the Bank since 2004 and as a director of the Company since 2009. Ms. Steckler is Treasurer of Infrastructure Management Group, Inc. ("IMG"), a global management consulting company. Before joining IMG, Inc. she was a Development Officer for Virginia Properties Associates, Inc., a real estate investment firm. Prior to this, she was a Vice President at ASB Capital Management, an institutional investment advisory firm. She has served as the Vice Chair of the Board of Trustees of the National Presbyterian School, where for several years she chaired the Finance Committee and the Investment Committee. She is a member of the CFA Society of Washington, D.C., and The Board of Visitors of Children's National Medical Center. The Company believes Ms. Steckler's qualifications to serve as a director include her management experience and her years of experience as a director of the Company and the Bank.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth certain information with respect to the Company’s Group I and Group III directors whose terms of office do not expire at the Meeting, and the executive officers of the Company who are not also directors:

Name	Age	Positions with the Company and the Bank
Directors:
Shaza L. Andersen	47	Group I Director and President and Chief Executive Officer of the Company; Director and Chief Executive Officer of the Bank
Charles E. Andrews	62	Group I Director of the Company; Director of the Bank
Joseph S. Bracewell	67	Group III Director and Chairman of the Board of the Company; Director and Chairman of the Board of the Bank
George W. Connors, IV	54	Group I Director of the Company; Director and President and Chief Credit Officer of the Bank
Hon. John H. Dalton	72	Group III Director of the Company; Director of the Bank
Donald W. Fisher, Ph.D.	68	Group I Director of the Company; Director of the Bank
D. Mark Lowers	55	Group III Director of the Company; Director of the Bank
John J. Mahoney	70	Group I Director of the Company; Director of the Bank
Larry D. Meyers	65	Group III Director of the Company; Director of the Bank
Kenneth Morrissette	71	Group I Director of the Company; Director of the Bank
Madhu K. Mohan, M.D.	63	Group III Director of the Company; Director of the Bank
Randall S. Peyton, M.D.	50	Group I Director of the Company; Director of the Bank
Hon. Joe R. Reeder	66	Group III Director of the Company; Director of the Bank
William G. Reilly	51	Group I Director of the Company; Director of the Bank
Gen. (Ret.) Johnnie E. Wilson	70	Group III Director of the Company; Director of the Bank
Executive officers who are not also directors:
Matthew R. Johnson	50	Executive Vice President and Chief Financial Officer of the Company and the Bank
Group I Directors
Shaza L. Andersen. Ms. Andersen is the Chief Executive Officer of the Bank and the President and Chief Executive Officer of the Company. She has served as a director of the Bank since its inception in 2004 and as a director of the Company since its formation in 2009. Ms. Andersen is responsible for the overall strategic direction and growth of the Company and the Bank. Prior to starting the Bank in 2004, Ms. Andersen served as the Executive Vice President and Chief Operating Officer of Century National Bank until Century was acquired by United Bank. Ms. Andersen donates her time and talent in the community and serves on the Treasury Board of Virginia, the Board of Directors of Amalgamated Casualty Insurance, the Global Good Fund Board of Advisors, the Washington Redskins Charitable Foundation Leadership Council, the National Association of Women Business Owners (NAWBO) Leadership Circle and the International Women’s Forum of Washington, DC. She previously served on the Board of Trustees for Youth For Tomorrow, Board of Directors of the Wolf Trap Foundation, the Executive Committee of the Board of Directors for Junior Achievement of Greater Washington, was a member of the Young Presidents’ Organization (YPO) and served on the Board of Directors of the Federal Home Loan Bank of Atlanta where she was Vice Chair of the Corporate Governance Committee and a member of the Housing Committee. Ms. Andersen founded the WashingtonFirst Youth Foundation, a local not-for-profit organization dedicated to enriching the physical, social and mental well-being of children in the Washington, DC Metropolitan area. The Company believes Ms. Andersen's qualifications to serve as a director include her banking background and her years of experience as a director of the Company and the Bank.
Charles E. Andrews. Mr. Andrews has served as a director of the Bank and Company since 2012. He is the Chief Executive Officer of MorganFranklin Consulting. Prior to joining MorganFranklin, Mr. Andrews served as President and Chief Operating Officer of RSM McGladrey Inc., a subsidiary of H&R Block, Inc. He also served in various positions at SLM Corporation (Sallie Mae) including President, Chief Financial Officer & Executive Vice President, and Executive Vice President of Accounting, Corporate Finance and Risk Management. Prior to joining Sallie Mae, Mr. Andrews was at Arthur Andersen for 28 years, including 18 years as a partner in the DC Metro area. He currently serves on the Board of Directors and member of the Audit Committee of NVR, Inc., Marriott Vacations Worldwide Corp., and Washington Mutual Investors Fund. Previously he served as a Director of Six Flags, Inc. (including as Audit Committee Chair) and U-Store-It (renamed to CubeSmart) where he was also a member of the Audit Committee. Further, Mr. Andrews serves as Director of Junior Achievement, The Global Good Fundt and Inova Health Systems Foundation. Mr. Andrews, a Virginia Tech graduate, also serves as a member of the Advisory Board of the R.B. Pamplin College of Business at Virginia Tech. The Company believes Mr. Andrews' qualifications to serve as a director include his audit, accounting and financial background.
George W. Connors, IV. Mr. Connors is the President and Chief Credit Officer of the Bank and has served as a director of the Bank since 2005 and a director of the Company since 2009. He has been in commercial banking for 31 years, serving in executive management positions at Century National Bank and its successor, United Bank, between 1990 and 2004, when he joined the Bank. Mr. Connors is currently on the boards of directors of The Washington Institute, United Cerebral Palsy of Washington and Northern Virginia, and the Center for Financial Training. He currently serves on the faculty of the Center for Financial Training, as President for United Cerebral Palsy and Chairman for the Washington Institute. He also serves as Treasurer for the Falls Church Anglican of Falls Church, Virginia, and Chairman of the Life to Eagle Committee for Boy Scout Troop 106, Arlington, Virginia. The Company believes Mr. Connors' qualifications to serve as a director include his commercial banking and his years of experience as a director of the Company and the Bank.
Donald W. Fisher, Ph.D. Dr. Fisher has served as a director of the Bank and the Company since 2012 when the Company acquired Alliance Bankshares Corporation. Previously, Dr. Fisher had served as a director of Alliance Bankshares Corporation since 2009 and Chairman of the Board of Alliance Bankshares Corporation since 2011. He has served as the President and Chief Executive Officer of the American Medical Group Association, or "AMGA," since October 1980. Dr. Fisher also serves as Chairman of the board of directors of AMGA's subsidiary Anceta, LLC. Dr. Fisher's other AMGA-related offices include Secretary/Treasurer of the American Medical Group Foundation, Treasurer of the American Medical Group Association Political Action Committee, President and Chief Executive Officer of the American Medical Group Corporation and CHairman of AMGA Consulting Services, LLC. Prior to joining the AMGA, Dr. Fisher served as the Executive Director of the American Academy of Physician Assistants in Alexandria, Virginia. Dr. Fisher serves on the boards of directors for the Disease Management Association of America, the Council of Accountable Physician Practices and the American International Health Alliance. In addition, Dr. Fisher serves on several advisory boards of health care related companies. Dr. Fisher earned a BS degree from Millsaps College, MS and Ph.D. degrees from the University of Mississippi School of Medicine, and completed the Group Practice Executive Manager's Institute at the Wharton School of Business. Dr. FIsher resides in Alexandria, Virginia. Through over 33 years of experience with AMGA, Dr. Fisher has developed extensive executive management knowledge and leadership skills that provide the board of directors with a unique perspective on corporate governance and corporate strategy. The Company believes Dr. Fisher's qualifications to serve as a director include his executive management experience.
John J. Mahoney. Mr. Mahoney has served as a director of the Bank since 2006 and as a director of the Company since 2009. Since 1996 Mr. Mahoney has been President of Regional Title Incorporated. Prior to Regional Title, he served as Managing Partner for Transaction Associates (1995-1996), Vice President and Director of Operations for First American Title Insurance Company, Mid-Atlantic Region (1994-1995), and as President of Attorneys Title Corporation (1977-1994). Mr. Mahoney was past president of D.C. Land Title Association and the Capitol Hill Merchants and Professionals Association (CHAMPS). He was also a former Board Member (2001-2007) and Interim Chairman (2003-2004) of the D.C. Sports and Entertainment Commission, a Trustee of the Federal City Council (1996-2010), and a Trustee of Providence College in Rhode Island (2002-2010). Currently, Mr. Mahoney is a member of the D.C. Bar, a member of the Economics Club of Washington, and a participant on the District of Columbia Office of Revenue Analysis (ORA) Advisory Group. Mr. Mahoney is currently listed as an AV Preeminent Attorney in the areas of real estate and insurance law. The Company believes Mr. Mahoney's qualifications to serve as a director include his business experience and his years of experience as a director of the Company and the Bank.
Kenneth Morrissette. Mr. Morrissette has served as a director of the Bank since 2009 and as a director of the Company since 2009. Mr. Morrissette has served as President and Chief Executive Officer for Interstate Service Group, Inc., and several of its sister companies, from their worldwide headquarters in Springfield, Virginia since 2010. At age 16, Mr. Morrissette began working for the family business, Ace Van & Storage Co., Inc., founded by his father, Arthur E. Morrissette, in 1943. During his career with the family business, Mr. Morrissette has been responsible for management of all of the legal, financial, IT and administrative areas of the worldwide logistics and relocation businesses. In addition, Mr. Morrissette, together with his two brothers own and manage an extensive office, industrial and retail shopping center real estate investment portfolio. Mr. Morrissette has served as officer and board member on various community and transportation industry associated boards, and currently serves on the board of The Salvation Army National Capital Region. The Company believes Mr. Morrissette's qualifications to serve as a director include his business experience and his years of experience as a director of the Company and the Bank.
Randall S. Peyton, M.D. Dr. Peyton has served as a director of the Bank since 2007 and as a director of the Company since 2009. Dr. Peyton has been practicing orthopedics in the Northern Virginia area since 1995. Dr. Peyton is President and CEO of Arthritis & Sports Orthopaedics & Physical Therapy, which he founded in January 1998. Dr. Peyton is an orthopedic total joint surgeon, focused on the treatment of arthritis, sports injuries, and musculoskeletal problems of the hip, knee and shoulder. He completed his fellowship training in adult reconstruction and total joint replacement surgery at the prestigious Rothman Institute of the Thomas Jefferson University in Philadelphia. Dr. Peyton has performed thousands of knee and hip replacements. In addition to his work at Arthritis & Sports, Dr. Peyton is a fellow in the American Academy of Orthopaedics Surgeons (AAOS) and belongs to several professional organizations including the American Association of Hip and Knee Surgeons (AAHKS) and the Arthroscopy Association of North America (AANA). The Company believes Dr. Peyton's qualifications to serve as a director include his years of experience as a director of the Company and the Bank.
William G. Reilly. Mr. Reilly has served as a director of the Bank since 2004 and as a director of the Company since 2009. Since 1993, Mr. Reilly has been the President of Champion Title, Fairfax, Virginia, a title insurance and real estate settlements company. From 1999 to 2001, he was Vice President in charge of sales for Network Access Solutions, Herndon, Virginia. From 1991 to 1999, Mr. Reilly was National Sales Manager, Government Systems Division, of Executone Information Systems, Oakton, Virginia. He is on the Board of the Melanoma Research Foundation, a member of the Northern Virginia Builders Industry Association, Trump National Country Club, and Our Lady of Hope Church. The Company believes Mr. Reilly's qualifications to serve as a director include his business experience and his years of experience as a director of the Company and the Bank.
Group III Directors
Joseph S. Bracewell. Mr. Bracewell is the Chairman of the Boards of Directors of the Bank and the Company. Mr. Bracewell has served as a director of the Company since its formation and as a director of the Bank since 2004. During his over forty years in the banking business, Mr. Bracewell has participated in the organization and management of six start-up banks, including serving as Chairman/President/Chief Executive Officer of West University Bank, NA in Houston, which was established in 1976 and sold to Compass Bancshares, Inc. in 1998, and as Chairman/Chief Executive Officer of Century National Bank in Washington, D.C., which was established in 1982 and sold to United Bankshares, Inc. in 2001. Mr. Bracewell joined the law firm of McKee Nelson as a partner in 2002, became a partner of the law firm of Bingham McCutchen LLP as a result of the combination of Bingham and McKee Nelson in 2009, and retired from Bingham at the end of 2013. Mr. Bracewell is a former director and vice chairman of the Federal Home Loan Bank of Atlanta, and a former director of the Independent Bankers Association of America. The Company believes Mr. Bracewell's qualifications to serve as a director include his banking experience and his years of experience as a director of the Company and the Bank.
Honorable John H. Dalton. Mr. Dalton has served as a director of the Bank since 2004 and as a director of the Company since 2009. Mr. Dalton has been President of the Housing Policy Council of the Financial Services Roundtable since January 2005. From September 2000 to December 2004 he served as President and Director of IPG Photonics, a fiber optics company. From 1993 to 1998, Mr. Dalton served as Secretary of the Navy. In 1997 he received the International Security Leadership Award from the National Security Caucus. Mr. Dalton serves as the Chairman of the National Advisory Board of Community Renewal International and on the Chapter of the Washington National Cathedral. He also serves on the corporate boards of Fresh Del Monte Produce, Inc., and BGC Partners, Inc. The Company believes Mr. Dalton's qualifications to serve as a director include his legal experience and his years of experience as a director of the Company and the Bank.
D. Mark Lowers. Mr. Lowers was appointed to serve as a director of the Bank and the Company following the acquisition of Alliance Bankshares Corporation in December 2012. Previously, Mr. Lowers had served as a director of Alliance Bankshares Corporation from July 2010 through December 2012. He served on the Compliance Committee of the board of directors of Alliance Bankshares Corporation during 2011 and 2012. He serves as President and Chief Executive Officer of Lowers Risk Group, a provider of enterprise-wide risk mitigation and loss prevention, employments screening, and data intelligence services through its three complimentary companies: Lowers & Associates, Proforma Screening Solutions and Wholesale Screening Solutions. He is also President of Lowers & Associates, a firm specializing in risk mitigation and loss prevention firm that provides services to insurance companies, banks, the cash in transit industry and other financial institutions. Mr. Lowers is a certified fraud examiner and has over 30 years of experience administering risk management functions including risk assessments, risk mitigation techniques, audits and compliance programs. Mr. Lowers is actively involved in the CIT industry with the National Armored Car Association and currently serves as President and on the board of directors of the new Secure Cash & Transit Association ("SCTA"). The Company believes Mr. Lowers' qualifications to serve as a director include his business experience and his experience as a director of Alliance Bankshares Corporation.
Larry D. Meyers. Mr. Meyers has served as a director of the Bank since 2004 and as a director of the Company since 2009. Mr. Meyers is the founder and President of Meyers & Associates, a government relations firm established in 1981. The twelve-member firm assists universities, cities, business and agricultural groups in understanding and affecting government policy. The firm is associated with Crosswind Communications, an Austin-based public relations firm with offices in New York, Miami, Chicago, and Los Angeles. He also serves as President of Agriculture Development International, Inc., an export and consulting firm providing commodities and technical assistance to developing countries. He is a Deacon and serves as Vice Chairman of the Foundation for the First Baptist Church of Alexandria, Virginia. He also serves as Sponsoring Organization Representative for the Boy Scouts of America and is a member of the Executive Advisory Board for the Office of International Affairs of Texas Tech University, and is a member of the Board of Trustees of the Texas State Aquarium. The Company believes Mr. Meyers' qualifications to serve as a director include his business experience and his years of experience as a director of the Company and the Bank.
Madhu K. Mohan, M.D. Dr. Mohan has served as a director of the Bank since the acquisition of First Liberty in 2006 and as a director of the Company since 2009. He was Chairman of the Board of First Liberty Bancorp, Inc. and First Liberty National Bank prior to its acquisition by the Company. Dr. Mohan is a practicing endocrinologist and President of the Riverside Medical Group, a large multi-specialty group consisting of 30 health care providers. He is founder and Chairman of First Opinions, a software company in New Delhi, as well as Director of AJPL, a hydroelectric power project in Sikkim, India. He is also Chairman of a private equity fund with interests in healthcare companies in Southeast Asia and Europe. He was previously the Chairman of First Liberty Bancorp, Inc. and First Liberty National Bank prior to its acquisition by the Company. Dr. Mohan has been involved in various community projects and multiple businesses in health care, technology, biotech and real estate. The Company believes Dr. Mohan's qualifications to serve as a director include his experience as a director of the Company and the Bank.
Honorable Joe R. Reeder. Mr. Reeder has served as a director of the Bank since 2004 and as a director of the Company since 2009. Mr. Reeder, Mid-Atlantic Region Managing Shareholder for Greenberg Traurig, LLP (1999-2008), also served as Chairman of the Board of the Panama Canal Commission and 14th Undersecretary of the U.S. Army (1993-1997). A member of a number of corporate boards (both domestic and international), Mr. Reeder also has served on a number of civic and charitable boards, including the National Board of Governors of the USO, the Armed Services YMCA, the National Defense Industry Association, where he chairs the corporate Ethics Committee, the Marshall Legacy Institute, the Army Air Force Mutual Aid Association, Our Military Kids, and the International Advisory Board of the Panama Canal Authority. The Chairman of Peace Research Endowment, he is a Trustee Emeritus of the Association of the U.S. Army, Mr. Reeder co-chaired Governor Warner's Base Realignment Commission and was named by Governors Warner and Kaine to the Virginia National Defense Industrial Authority, where he recently was re-elected as Chairman. The Company believes Mr. Reeder's qualifications to serve as a director include his legal experience and his years of experience as a director of the Company and the Bank.
General (Ret.) Johnnie E. Wilson. General Wilson has served as a director of the Bank since 2005 and as a director of the Company since 2005. General Wilson, retired 4-star, is currently Chief Executive Officer of JWIL, LLC. He previously served as the President and Chief Operating Officer of Dimensions International, Inc. from 1999 to 2007, and later as Vice President of Logistics at Honeywell Technology. General Wilson's distinguished career in the U.S. Army culminated in his position as Commanding General, U.S. Army Material Command. During his career, General Wilson was selected to command the Ordinance Center and School responsible for the training and professional development of soldiers, NCOs and officers every year. He also served as Deputy Chief of Staff for Logistics, Department of Army, where he was responsible for worldwide logistics. General Wilson currently serves with a number of civic and charitable organizations, including Mission Readiness, an organization formed to fight youth obesity, CAUSE, an organization formed to support United States wounded combat veterans, and the Career Communications Group's Stars & Stripes Committee, where General Wilson serves as the National Chairman. The Company believes General Wilson's qualifications to serve as a director include his management experience and his years of experience as a director of the Company and the Bank.
Executive Officers of the Company
Matthew R. Johnson. Mr. Johnson is an Executive Vice President and the Chief Financial Officer of the Bank and the Company. He has extensive financial institution planning and development as well as acquisition experience. Prior to WashingtonFirst, Mr. Johnson served as Senior Vice President and Chief Financial Officer for Capital Bank, NA in Rockville, MD and also held management positions with Olson Research Associates, Caledonian Venture Partners and Chesapeake Ventures. He was recently asked to serve on the American Bankers Association's Federal Home Loan Bank Committee. Mr. Johnson also currently serves as a director of the Metropolitan Washington Orthodox Senior Housing Project (MWOSH), a non-profit organization focused on providing assisted living housing for seniors within the Greek Orthodox diocese of Washington, D.C.
Each executive officer of the Company is elected by the Board and each executive officer of the Bank is elected by the board of directors of the Bank. Each executive officer holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

CORPORATE GOVERNANCE
Meetings of the Board
The Board held a total of thirteen (13) meetings during 2013 and took certain actions by unanimous written consent. There were three (3) directors who attended less than 75% of the aggregate of the (1) total number of meetings of the Board and (2) total number of meetings held by the board of directors of the Bank and committees on which he or she served: D. Mark Lowers, Larry D. Meyers and Randall S. Peyton, M.D.
Board Leadership Structure
The Company’s Chairman of the Board is Joseph S. Bracewell and its Chief Executive Officer is Shaza L. Andersen.
Although the Company’s Bylaws do not require that the office of Chairman and Chief Executive Officer be separate and the Board has no fixed policy with respect to combining or separating the roles of Chairman and Chief Executive Officer, the Board believes that its current leadership structure is appropriate at this time because the Chairman and Chief Executive Officer fulfill separate and distinct roles. The Chairman presides over meetings of the Board and acts as liaison between the independent directors and the Chief Executive Officer while the Chief Executive Officer is responsible for the day-to-day management of the Company. The Board believes that this leadership structure has proven to be effective under the Company’s current circumstances.
Executive Sessions
The non-employee directors of the Company hold executive sessions from time to time at the conclusion of regular meetings of the Board without the Chief Executive Officer or any other member of management present. The independent directors of the Company also hold executive sessions from time to time without the Chief Executive Officer or any other member of management present. In 2013 the Company’s independent directors held one (1) executive session.
Oversight of Risk Management
The Board is responsible for overseeing management and the business and affairs of the Company, which includes the oversight of risk. In exercising its oversight, the Board has allocated certain areas of focus to its committees and has retained areas of focus for itself. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with management, including the independence of the Board and succession planning. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. The Board as a whole regularly reviews information regarding the Company’s asset quality, securities portfolio, capital, liquidity and operations, as well as the risks associated with each. Throughout the year, senior management reports to the Board the risks that may be material to the Company. The goal of these processes is to achieve serious and thoughtful Board-level attention to the nature of the material risks faced by the Company and the adequacy of the Company’s risk management processes and systems. While the Board recognizes that the risks the Company faces are not static, and that it is not possible to mitigate all risk and uncertainty all of the time, the Board believes that the Company’s approach provides the Board with the proper foundation and oversight perspective with respect to management for the Company.
Committees of the Board
The Company’s Board has three standing committees, the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which is described below.
Audit Committee. The primary purpose of the Audit Committee, which also serves as the audit committee of the Bank, is to provide independent and objective oversight with respect to the Company’s financial statements and reports and other financial information provided to shareholders and others, the Company’s internal controls, the independent registered public accounting firm’s qualifications and independence, the Company’s compliance with legal and regulatory requirements and the Company’s audit, accounting and financial reporting processes generally. The Audit Committee reports to the Board concerning such matters, appoints the independent registered public accounting firm for the Company and the Bank, reviews the scope of work of the independent registered public accounting firm and its reports and reviews the activities and actions of the Bank’s internal auditors. In addition, the Audit Committee reviews and discusses with management and the independent registered public accounting firm the Company’s quarterly financial results and the quarterly financial statements prior to the filing of the Company’s Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K.
The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee separately meets regularly with the Company’s Chief Financial Officer, General Counsel, independent registered public accounting firm and management. The Audit Committee chair regularly meets between formal Audit Committee meetings with the Company’s chief accounting officer and independent registered public accounting firm. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the independent registered public accounting firm, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.
The Audit Committee is comprised of Charles E. Andrews (Chairman), D. Mark Lowers, Juan A. Mencia, Larry D. Meyers, Randall S. Peyton, M.D., Joe R. Reeder and Gen. (Ret.) Johnnie E. Wilson, each of whom the Board has determined to be an independent director of the Company as defined in the listing standards of the NASDAQ and in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Charles E. Andrews has the requisite attributes of an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Audit Committee operates pursuant to a written charter, which is available electronically in the corporate information section of the Investor Relations page of the Company’s website at www.wfbi.com. The Audit Committee held four (4) meetings during 2013.
Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board relating to the compensation of the Company’s Chairman of the Board, Chief Executive Officer, directors and other executive officers. The Compensation Committee also administers the Company’s incentive compensation and equity-based plans and makes recommendations to the Board as to option and stock grants to the employees and directors of the Company and Bank pursuant to such plans.
The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Compensation Committee meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made.
The Compensation Committee currently consists of Juan A. Mencia (Chairman), Mark C. Michael, and James P. Muldoon, each of whom the Board has determined to be an independent director as defined in the NASDAQ listing standards. The Compensation Committee operates pursuant to a written charter, which is available electronically in the corporate information section of the Investor Relations page of the Company’s website at www.wfbi.com. The Compensation Committee held two (2) meetings during 2013.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding the membership of the Board, including:

•	recommending to the Board the slate of director nominees for election at the annual meeting of shareholders;

•	considering, recommending and recruiting candidates to fill any vacancies or new positions on the Board, including candidates that may be recommended by shareholders;

•	establishing criteria for selecting new directors; and

•	reviewing the backgrounds and qualifications of possible candidates for director positions.

In addition, the Nominating and Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the function and needs of the Board, including:

•	reviewing and recommending policies applicable to the Board;

•	regularly reviewing issues and developments related to corporate governance and reassessing the corporate governance guidelines and recommending any proposed changes to the Board;

•	administering and overseeing compliance with the Company’s Code of Ethics;

•	reviewing the responsibilities and composition of key Board committees and making recommendations to the Board; and

•	soliciting input from the directors and, on an annual basis, conducting a review of the effectiveness of the operation of the Board and its committees.

The Nominating and Corporate Governance Committee is also responsible for oversight of risks relating to management and Board succession planning, the independence of the Board of Directors and potential conflicts of interest, shareholder responses to the Company’s business practices and employee and investor responses to the Company’s human resources practices. To satisfy these oversight responsibilities, the Nominating and Corporate Governance Committee receives regular reports from officers of the Company responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in risk levels, the employee climate and risk management activities that could affect Company operations.
The Nominating and Corporate Governance Committee currently consists of William C. Oldaker (Chairman), Charles E. Andrews, Josephine S. Cooper, John H. Dalton, Donald W. Fisher, Ph.D., Mark C. Michael and Gen (Ret.) Johnnie E. Wilson, each of whom the Board has determined to be an independent director as defined in the NASDAQ listing standards. The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which is available electronically in the corporate information section of the Investor Relations page of the Company’s website at www.wfbi.com. The Nominating and Corporate Governance Committee held one (1) meeting in 2013.
Director Nominations Process
The Nominating and Corporate Governance Committee considers nominees to serve as directors of the Company and recommends such persons to the Board. The Nominating and Corporate Governance Committee also considers director candidates recommended by shareholders who appear to be qualified to serve on the Board and meet the criteria for nominees considered by the committee. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board. In order to avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below in the section titled “ - Procedures to be Followed by Shareholders.”
Criteria for Director Nominees
The Nominating and Corporate Governance Committee considers the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; independence; and any other factors the Nominating and Corporate Governance Committee deems relevant, including age, size of the Board and regulatory disclosure obligations. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints.
The Nominating and Corporate Governance Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board at the time. The Nominating and Corporate Governance Committee will strive to maintain at least one director who meets the definition of “audit committee financial expert” under the regulations of the SEC.
In addition, prior to nominating an existing director for re-election to the Board, the Nominating and Corporate Governance Committee considers and reviews an existing director’s Board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the Board; and independence.
Process for Identifying and Evaluating Director Nominees
Pursuant to the Nominating and Corporate Governance Committee Charter as approved by the Board, the Nominating and Corporate Governance Committee is responsible for the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board. The process that the Nominating and Corporate Governance Committee follows when it identifies and evaluates individuals to be nominated for election to the Board is set forth below.
Identification. For purposes of identifying nominees for the Board, the Nominating and Corporate Governance Committee will rely on personal contacts of the members of the Board as well as their knowledge of members of the Bank’s local communities. The Nominating and Corporate Governance Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth below in the section titled “ - Procedures to be Followed by Shareholders.” The Nominating and Corporate Governance Committee has not previously used an independent search firm in identifying nominees.
Evaluation. In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board by evaluating the candidate under the selection criteria set forth above. In addition, for any new director nominee, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate.
Procedures to be Followed by Shareholders
Any shareholder of the Company may recommend to the Nominating and Corporate Governance Committee one or more persons as a nominee for election as a director of the Company at an annual meeting of shareholders if the shareholder complies with the prior notice and information provisions contained in the Company’s Bylaws. Currently, in order for a director nomination to be timely, a shareholder’s notice to the Company must be received at the Company’s offices not less than 120 days prior to the first anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. To submit a nomination of a director candidate, a shareholder must submit the following information in writing, addressed to the President of the Company c/o the Corporate Secretary of the Company at the Company’s main office:

•	the name and address of the shareholder who intends to make the nomination of the person(s) and of the person(s) to be nominated;

•
a representation that the shareholder is the owner of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice;

•
if applicable, a description of all arrangements or understandings between the shareholder and each nominee for director and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the shareholder;

•
such other information regarding such nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board, including, but not limited to, the amount and nature of his beneficial ownership of the Company’s securities, his principal occupation for the past five years and his age; and

•	the written consent of each nominee to serve as a director of the Company if so elected.

A nomination of any person not made in compliance with the foregoing procedures shall not be eligible to be voted upon by the shareholders at the meeting.
If the Nominating and Corporate Governance Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) beneficially owned greater than 5% of the Company’s outstanding Common Stock for at least one year as of the date of such recommendation, the Company, as required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in its proxy statement whether the Nominating and Corporate Governance Committee chose to nominate the candidate, as well as certain other information.
Shareholder Communications with Directors
The Board will give appropriate attention to written communications received from shareholders, and will respond if and as appropriate. Shareholders or other interested parties can contact any director or committee of the Board by writing to them in care of WashingtonFirst Bankshares, Inc., 11921 Freedom Drive, Suite 250, Reston, Virginia 20190, Attention: Richard D. Horn, General Counsel and Corporate Secretary. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other concerns will generally be referred to the Nominating and Corporate Governance Committee.
Director Attendance at Annual Meeting
The Board encourages directors to attend the annual meeting of shareholders. Twenty-two (22) members of the Company’s Board attended the Company’s 2013 annual meeting of shareholders held on April 30, 2013.

Code of Ethics
The Company’s Board has adopted a Code of Ethics that applies to all directors, officers and employees, including the Company’s Chairman of the Board and Chief Executive Officer and senior financial officers. The Code of Ethics is available electronically in the corporate information section of the Investor Relations page of the Company’s website at www.wfbi.com. The Company intends to disclose any amendment to or waiver of the Code on its website.
Director Independence
During the Board’s review of director independence, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.
As a result of this review, the Board affirmatively determined that the following directors are independent directors under the NASDAQ listing standards: Charles E. Andrews, Josephine S. Cooper, Hon. John H. Dalton, Donald W. Fisher, Ph.D, D. Mark Lowers, John J. Mahoney, Juan A. Mencia, Larry D. Meyers, Mark C. Michael, Madhu K. Mohan, M.D., Kenneth Morrissette, James P. Muldoon, William C. Oldaker, Jon M. Peterson, Randall S. Peyton, M.D., Hon. Joe R. Reeder,     William G. Reilly, Gail R. Steckler and Gen. (Ret.) Johnnie E. Wilson.

DIRECTOR COMPENSATION
All of the Company’s directors serve as directors of the Bank. The Bank board meetings are held concurrently with the Company’s board meetings. Directors of the Bank are not separately compensated for their service on the Bank board or any committee thereof. Directors are expected to attend the regular monthly meetings of the board of directors of the Bank as well as the regular meetings of the Board.
During 2013, the Nominating and Corporate Governance Committee was responsible for the compensation policies and practices relating to the compensation of the Company’s and the Bank’s directors.  During 2013, directors of the Company received an annual retainer of $10,000 plus a fee of $150 for each special meeting of the Board and each meeting attended in excess of ten meetings during the year, $150 for each committee meeting attended in person and $75 for each executive loan committee meeting attended. In 2013, the Chairman of the Audit Committee received an annual retainer of $18,000; the Chairmen of the Executive Loan and Nominating and Corporate Governance Committees each received an annual retainer of $15,000 and the Chairmen of the Marketing, Compensation, and Facilities Committees each received an annual retainer of $12,000. These retainers are paid in consideration of the work load experienced by the committee Chairmen.

Shaza L. Andersen, George W. Connors, IV, Richard D. Horn, and Joseph S. Bracewell, who serve as directors of the Company and the Bank, are employed by the Company and/or the Bank and do not receive a fee for their service as a director or for attending any meetings of committees on which they serve.
The Chairman of the Board, Mr. Bracewell, is an employee of the Company and the Bank and was compensated during 2013 with an annual salary of $200,000, a bonus of $50,000 and unrestricted stock awards of 7,500 shares of Common Stock.
The following table contains information concerning the compensation of the non-employee directors of the Company for the fiscal year ended December 31, 2013. The director compensation received by named executive officers who also serve as directors is listed in the Summary Compensation Table included in this Proxy Statement.
Director Compensation for the Fiscal Year Ended December 31, 2013

Name	Fees Earned or Paid in Cash(1)	Stock Awards	Total
Charles E. Andrews	$18,600	$—	$18,600
Joseph S. Bracewell (2)	—		—
Josephine S. Cooper	10,400	—	10,400
Hon. John H. Dalton	10,100	—	10,100
Donald W. Fisher, Ph.D.	10,300	—	10,300
D. Mark Lowers	10,500	—	10,500
John J. Mahoney	12,100	—	12,100
Juan A. Mencia	17,550	—	17,550
Larry D. Meyers	10,200	—	10,200
Mark C. Michael	12,600	—	12,600
Madhu K. Mohan, MD	10,100	—	10,100
Ken Morrissette	11,850	—	11,850
James P. Muldoon	17,150	—	17,150
William C. Oldaker	16,700	—	16,700
Jon M. Peterson	—	—	—
Randall S. Peyton, MD	10,600	—	10,600
Hon. Joe R. Reeder	10,600	—	10,600
William G. Reilly	11,800	—	11,800
Gail R. Steckler	11,900	—	11,900
Gen. (Ret.) Johnnie E. Wilson	10,800	—	10,800

(1)	For the year ended December 31, 2013, none of the above directors received compensation in the form of perquisites or other personal benefits.

(2)	The Chairman of the Board, Mr. Bracewell, is also an employee of the Company and the Bank, and therefore, does not receive director fees.

EXECUTIVE COMPENSATION AND OTHER MATTERS
During 2013, the Compensation Committee was responsible for the compensation policies and practices relating to the compensation of the Company’s and the Bank’s executive officers. The Compensation Committee and the Board have reviewed the compensation policies and practices for the Company’s officers and employees and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company or the Bank. The Compensation Committee has reviewed and considered the results of the Company's most recent Say on Pay vote in evaluating and making its recommendations to the Board regarding executive compensation. Additionally, taking into account the results of the most recent shareholder advisory vote on frequency of Say on Pay votes, the Compensation Committee has recommended to the Board that the Company conduct Say on Pay votes annually.
Summary Compensation Table
The following table provides certain summary information concerning compensation paid, earned or accrued by the Company to or on behalf of the Company’s Chief Executive Officer and the other two most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) (the “named executive officers”) for the last two fiscal years ended December 31, 2013:
Summary Compensation Table for the Last Two Fiscal Years Ended December 31, 2013

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Shaza L. Andersen President and Chief Executive Officer (5)	2013	$450,000	$202,500	$34,014	$67,418	$36,236	$790,168
	2012	400,000	200,000	41,000	—	39,680	680,680
George W. Connors, IV President and Chief Lending Officer of WashingtonFirst Bank (6)	2013	300,000	90,000	19,245	33,721	34,375	477,341
	2012	290,000	70,000	30,750	—	33,244	423,994
Richard D. Horn General Counsel and Corporate Secretary(7)	2013	294,945	88,484	14,487	33,721	27,592	459,229
	2012	278,250	75,000	20,500	—	25,414	399,164
__________________

(1)	The amounts in this column represent the bonus amounts earned, and therefore, accrued by the Company for services provided in the year indicated regardless of when such bonuses are actually paid.

(2)
The amounts in this column represent the aggregate grant date fair value of restricted stock awarded pursuant to the Company’s 2010 Equity Compensation Plan for services provided in the year indicated, which were computed in accordance with ASC Topic 718. Please see Note 16 to our Financial Statements in our 2013 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation under FASB ASC Topic 718.

(3)
The amounts in this column represent the aggregate grant date fair value of options awarded pursuant to the Company's 2010 Equity Compensation Plan for services provided in the year indicated, which were computer in accordance with ASC Topic 18. Please see Note 16 to our Financial Statements in our 2013 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation under FASB ASC Topic 718.

(4)	Other compensation includes car allowance, 401(k) matching and paid health benefits.

(5)
Ms. Andersen is Chief Executive Officer of both the Company and the Bank. Ms. Andersen is compensated for her service as Chief Executive Officer of the Bank and is not additionally compensated for her service as Chief Executive Officer of the Company.

(6)
Mr. Connors is not separately employed as an officer of the Company. However, Mr. Connors has been identified as a named executive officer because of his position at the Company’s only subsidiary, the Bank. The Company has no operations other than as the holding company of the Bank.

(7)
Mr. Horn is General Counsel and Corporate Secretary of both the Company and the Bank. Mr. Horn is compensated for his service as General Counsel of the Bank and is not additionally compensated for his service as General Counsel of the Company.

The Company seeks to closely align the interests of its named executive officers with the interests of its shareholders. The Company’s compensation programs are designed to reward the named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Outstanding Equity Awards
The following table contains information concerning the unexercised options and stock awards for each named executive officer as of December 31, 2013:

Outstanding Equity Awards as of December 31, 2013
	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested(3)	Market Value of Shares of Stock That Have Not Vested (4)
	Exercisable	Unexercisable
Shaza L. Andersen	16,537	—		$9.0706	4/16/2014	8,871	$126,855
	2,109	—		9.0754	6/30/2014
	5,512	—		9.7515	4/12/2015
	5,512	—		9.9872	12/30/2015
	7,873	—		12.7001	1/26/2017
	8,662			12.7005	1/26/2017
	7,873	—		12.7001	1/31/2018
	14,175	—		12.6993	1/31/2018
	—	104,738	(5)	10.8190	6/18/2022
	—	15,000		11.0600	5/1/2023
George W. Connors, IV	5,512	—		9.0711	4/16/2014	5,368	76,762
	1,102	—		9.0744	6/30/2014
	2,756	—		9.7515	4/12/2015
	5,512	—		9.9782	12/30/2015
	7,873	—		12.7001	1/26/2017
	3,150	—		12.7022	1/26/2017
	7,873	—		12.7001	1/31/2018
	8,662	—		12.7005	1/31/2018
	—	38,588	(5)	10.8190	6/18/2022
	—	7,500		11.0600	5/1/2023
Richard D. Horn	2,111	—		9.0763	4/16/2014	3,872	55,370
	1,257	—		9.0772	6/30/2014
	1,102	—		9.7550	4/12/2015
	1,102	—		10.8893	4/19/2016
	3,163	—		14.5179	5/10/2017
	5,512	—		12.6996	1/31/2018
	—	7,500		11.0600	5/1/2023

(1)	The Number of Securities Underlying Unexercised Options and the Option Exercise Price have been adjusted to account for the five percent share dividend paid on May 17, 2013.

(2)	The Stock Awards have been adjusted to account for the five percent dividend paid on May 17, 2013.

(3)
The restrictions on the shares granted to the named executive officers lapse annually in five equal installments commencing on the date of the award, with the exception of 7,350 of the shares granted to Ms. Andersen, the restrictions on which lapse annually in four equal installments commencing on the date of award.

(4)
Calculated by multiplying the closing price of the Common Stock on the NASDAQ on December 31, 2013 of $14.30 per share by the number of unvested shares of restricted stock held by such named executive officer.

(5)
In June 2012, the Board approved the exchange of certain outstanding options held by the named executive officer. In the exchange, the named executive officer surrendered certain fully vested options due to expire in December 2015 with an exercise price of $11.00, and received a similar number of options that will vest in full after 5 years from the date of issuance, with an exercise price of $10.82, based on the fair market value of the of the Company’s Common Stock on the date of the exchange, adjusted for the 2013 stock dividend.

Potential Payments Upon Termination or Change in Control
Securing the continued service of key executives is essential to the continued success of the Company and the Bank’s growth and operations. Employment agreements and executive continuity agreements, which help retain key executives during a change of control, assist the Company by providing security to key executives of the Bank.
Ms. Andersen has an employment agreement with the Bank with an initial term that expires December 31, 2015. The initial term will be automatically extended for an additional three-year period on January 1st of the year following the initial term and each renewal term thereafter, unless terminated in accordance with its terms. The employment agreement provides for a minimum annual base salary, subject to annual review and upward adjustment at the discretion of the Bank, eligibility for bonuses, reimbursement of certain business expenses, participation in certain employee benefit plans and perquisites made available to senior executives and/or key management employees of the Bank.
In the event Ms. Andersen is no longer employed by a successor or assign of the Bank after a change of control (as defined in the employment agreement), Ms. Andersen will be entitled to receive a severance payment in a lump sum equal to three times her annual salary then in effect and a gross-up payment equal to any additional tax liability under Section 280G of the Internal Revenue Code, of 1986, as amended (the “Code”). In addition, in the event of a change of control that would render valueless any stock options, all such outstanding options will become fully vested.
If the employment agreement is not renewed or the employment agreement is terminated for any reason other than death, disability or by the Bank for cause (as defined in the employment agreement), Ms. Andersen will receive (a) all accrued and unpaid annual base salary, bonuses, vacation, and other amounts earned or otherwise due through the termination date, (b) continued group medical and other health plans for her and her immediate family for a period of one (1) year, (c) accelerated vesting of all unvested stock options and (d) a severance payment equal to (1) her annual base salary then in effect if the employment agreement is not renewed or (2) two times her annual base salary then in effect if the employment agreement is terminated by the Bank without cause or by Ms. Andersen for cause.
If the employment agreement is terminated by the Bank for cause or by Ms. Andersen without cause, Ms. Andersen will receive all accrued and unpaid annual base salary, vacation, bonuses and other amounts earned or otherwise due through the termination date. Ms. Andersen will not be entitled to any bonuses for the year in which such termination occurs.
If the employment agreement is terminated as a result of Ms. Andersen’s death, her personal representative is entitled to receive all accrued and unpaid annual base salary, vacation, bonuses and other amounts earned or otherwise due through the termination date and the Bank will maintain, at its own expense, for a period of one (1) year after the termination, the group medical and other health plans in which Ms. Andersen and her immediate family were participating on the date of termination.
Ms. Andersen’s employment agreement also contains noncompetition restrictions pursuant to which she has agreed not to engage in a competing business (as defined in the employment agreement) in the greater Washington, D.C. Metropolitan Area or any other city or county outside of the greater Washington, D.C. Metropolitan Area where the Bank has an office on the date of Ms. Andersen’s termination of employment with the Bank. The noncompetition obligation extends for a period of twelve months after the termination date.
George W. Connors, IV, President and Chief Credit Officer of the Bank, Matthew R. Johnson, Executive Vice President and Chief Financial Officer of the Company and the Bank, and Richard D. Horn, General Counsel and Corporate Secretary of the Company and the Bank, each have a severance payment agreement with the Bank with an initial term that expires December 21, 2015. The initial term is automatically extended for an additional year each year thereafter, unless terminated in accordance with its terms. Upon a covered termination (as defined in the severance payment agreement), each officer is entitled to receive (1) all accrued and unpaid salary, bonuses, vacation and other amounts earned or otherwise due through the termination date, (2) a lump sum payment equal to two years’ salary and (3) contributions toward continued health insurance until twelve months pass, COBRA continuation coverage expires or the officer is eligible for comparable insurance as a result of new employment or self-employment, whichever occurs first. In addition, all outstanding equity awards will immediately vest upon a covered termination or if, in the event of a change of control (as defined in the severance payment agreement), the acquiring, surviving or successor entity does not assume, continue or substitute the officer’s unvested outstanding equity awards, whether or not the officer’s employment is terminated as a result of the change of control. A covered termination occurs if, after a change of control, such officer’s employment with WashingtonFirst Bank is terminated (a) by the Bank, other than for cause, disability (each as defined in the severance payment agreement) or death, on or within three years after the change of control, (b) by the officer for good reason (as defined in the severance payment agreement) within three years after the change of control or (c) by the officer, for any reason other than death or disability, during the period beginning ninety days after the change of control and ending three years after the change of control. The payments to be made under the severance payment agreements are subject to a limitation that the total amount of all payments to the officer that would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) shall be reduced so that no portion of such payments to the executive would be subject to the excise tax imposed by Section 4999 of the Code.
The severance payment agreements do not contain post-employment noncompetition restrictions.
The Bank has also entered into a severance payment agreement with Michael M. Amin, Senior Vice President, Operations/Information Technology and Retail Banking, with the same terms described above, except that Mr. Amin’s agreement provides for a lump sum payment equal to one year’s salary.
AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing.
In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Board has determined that each Audit Committee member is independent in accordance with the listing standards of the NASDAQ and in Section 10A of the Exchange Act and that Charles E. Andrews has the requisite attributes of an “audit committee financial expert” as defined by the rules and regulations of the SEC.
The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements with management, which has primary responsibility for the financial statements, and with the Company’s independent registered public accounting firm, BDO USA, LLP, which is responsible for expressing an opinion on whether such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.
The Audit Committee met regularly with BDO USA, LLP, with and without management present, to discuss the results of their audits, management’s assessment of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting contained the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC, as well as BDO USA, LLP’s Report of Independent Registered Public Accounting Firm included in the same Annual Report on Form 10-K related to its audits of the Company’s consolidated financial statements.
The Audit Committee discussed with BDO USA, LLP the matters that are required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol.1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence, and has discussed with BDO USA, LLP its independence. The Audit Committee has concluded that BDO USA, LLP did not provide any prohibited non-audit services to the Company and its affiliate, which is compatible with maintaining BDO USA, LLP’s independence.

Based on the above-mentioned review and discussions with management and BDO USA, LLP, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC. The Audit Committee also recommended the reappointment of BDO USA, LLP and the Board concurred in such recommendation.

The Audit Committee
Charles E. Andrews (Chairman)
D. Mark Lowers
Juan A. Mencia
Larry D. Meyers
Randall S. Peyton, M.D.
Joe R. Reeder
Gen. (Ret.) Johnnie E. Wilson

FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table sets forth the fees billed to the Company for the two fiscal years ending December 31, 2013 by BDO USA, LLP:

	For the Year Ended December 31,
	2013	2012
Audit fees (1)	$237,500	$203,000
Audit-related fees	35,900	14,800
Tax fees	—	37,538
All other fees	20,500	30,000
_______________

(1)
Includes fees billed for professional services rendered in connection with the audit and quarterly reviews of the Company’s consolidated financial statements and assistance with securities filings other than periodic reports.

For the Company’s fiscal year 2013, the Audit Committee considered, on a case-by-case basis, and approved, if appropriate, all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. Pre-approval of such services is required unless a “de minimus” exception is met. To qualify for the “de minimus” exception, the aggregate amount of all such services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approval has been delegated by the Audit Committee.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board or the Audit Committee reviews all related party transactions for potential conflicts of interest. Any related party transaction must be reported and may be consummated or may continue only if the Board or the Audit Committee approves or ratifies such transaction.
Many of the directors and executive officers of the Company and the Bank and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank. During 2013, the Bank made loans in the ordinary course of business to many of the directors and executive officers of the Company and the Bank and their employees, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectability or present other unfavorable features. Loans to directors and executive officers of the Company and the Bank and certain significant shareholders of the Company are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to directors and executive officers of the Company and the Bank and certain significant shareholders of the Company satisfy the foregoing standards. As of December 31, 2013, the outstanding balance of all of such loans aggregated $22.7 million, which was approximately 20.1% of the Company’s Tier 1 capital at such date. The Company expects the Bank to have such transactions or transactions on a similar basis with the directors and executive officers of the Company and the Bank and certain significant shareholders of the Company and their employees in the future.
With respect to banking transactions other than loans, since inception the Bank has had transactions in the ordinary course of business with many of its directors, executive officers, principal shareholders and other affiliates. However, transactions with such persons were on substantially the same terms as those that could be obtained from unaffiliated third parties and those prevailing for comparable transactions with others.
The Board is not aware of any family relationship between any executive officer or director, nor is the Board aware of any involvement in legal proceedings that are material to an evaluation of the ability or integrity or any executive officer or director.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
MANAGEMENT OF THE COMPANY AND PRINCIPAL SHAREHOLDERS
The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 14, 2014 by (1) directors and named executive officers of the Company, (2) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (3) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage Beneficially Owned(2)
Principal Shareholders
Endicott Opportunity Partners III, L.P. (3)	634,043	9.66%
Directors and Named Executive Officers
Shaza L. Andersen (4)	122,801	1.85%
Charles E. Andrews	4,645	0.07%
Joseph S. Bracewell (5)	341,544	5.18%
George W. Connors, IV (6)	64,241	0.97%
Josephine S. Cooper (7)	35,092	0.53%
Hon. John H. Dalton (8)	73,007	1.11%
Donald W. Fisher, Ph.D.	465	0.01%
Richard D. Horn (9)	64,241	0.98%
Matthew R. Johnson (10)	54,759	0.83%
D. Mark Lowers	465	0.01%
John J. Mahoney (11)	44,911	0.68%
Juan A. Mencia (12)	114,343	1.74%
Larry D. Meyers (13)	47,075	0.72%
Mark C. Michael (14)	93,745	1.43%
Madhu K. Mohan, MD (15)	255,790	3.89%
Ken Morrissette (16)	94,893	1.45%
James P. Muldoon (17)	152,908	2.33%
William C. Oldaker (18)	173,695	2.64%
Jon M. Peterson	498	0.01%
Randall S. Peyton, MD (19)	25,066	0.38%
Hon. Joe R. Reeder (20)	77,881	1.18%
William G. Reilly (21)	65,438	1.00%
Gail R. Steckler (22)	49,696	0.76%
Gen. (Ret.) Johnnie E. Wilson (23)	33,009	0.50%
Directors and Named Executive Officers as a Group (24 persons)	1,990,208	28.92%
____________________

(1)
Unless otherwise indicated, the address for each beneficial owner is c/o WashingtonFirst Bankshares, Inc., 11921 Freedom Drive, Suite 250, Reston, Virginia 20190. The table includes any shares purchasable upon the exercise of stock options and warrants for the purchase of Common Stock exercisable within 60 days.

(2)
The percentage beneficially owned was calculated based on 6,565,376 shares of Common Stock issued and outstanding as of March 14, 2014. The percentage assumes the exercise by the shareholder or group named in each row of all stock options and warrants for the purchase of Common Stock held by such shareholder or group and exercisable within 60 days, and includes shares of Common Stock, the restrictions on which will lapse within 60 days.

(3)	Excludes 573,921 shares of Non-Voting Common Stock, Series A.

(4)
Includes 31,089 shares owned jointly with Marc Andersen, Ms. Andersen’s husband, 110 shares owned by Kaitlin Andersen, Ms. Andersen’s daughter and110 shares owned by Daniel Andersen, Ms. Andersen’s son, 71,253 shares issuable upon exercise of options that are exercisable within 60 days, and 3,044 shares the restrictions on which will lapse within 60 days.

(5)
Includes 38,410 shares owned by Bracewell Value Partnership, LP, a family investment partnership of which Mr. Bracewell is the managing member of the general partner, 28,367 shares issuable upon exercise of options that are exercisable within 60 days, and 877 shares the restrictions on which will lapse within 60 days.

(6)	Includes 43,940 shares issuable upon exercise of options that are exercisable within 60 days, and 1,727 shares the restrictions on which will lapse within 60 days.

(7)	Includes 23,924 shares owned by the Josephine S. Cooper Living Trust, for which Ms. Cooper serves as Trustee, and 10,538 shares issuable upon exercise of options that are exercisable within 60 days.

(8)
Includes 10,244 shares owned by the John H. Dalton Family Trust dtd 12/20/2012 for which Mr. Dalton serves as Trustee, and 9,259 shares issuable upon exercise of options that are exercisable within 60 days.

(9)
Includes 26,462 shares owned jointly with Robin Horn, Mr. Horn’s wife, 8,268 shares owned by the George A. Horn Trust, for which Mr. Horn serves as trustee, 15,747 shares issuable upon exercise of options that are exercisable within 60 days, and 1,297 shares the restrictions on which will lapse within 60 days.

(10)
Includes 21,759 shares owned jointly with Themis Johnson, Mr. Johnson’s wife, 31,813 shares issuable upon exercise of options that are exercisable within 60 days, and 1,187 shares the restriction on which will lapse within 60 days.

(11)	Includes 6,019 shares issuable upon exercise of options that are exercisable within 60 days.

(12)	Includes 53,362 shares owned jointly with Lauren E. Mencia, Mr. Mencia’s wife, and 6,833 shares issuable upon exercise of options that are exercisable within 60 days.

(13)
Includes 8,472 shares owned jointly with Kris Meyers, Mr. Meyers’ wife, 28,669 shares owned by the Meyers and Associates Profit Sharing Plan, and 9,934 shares issuable upon exercise of options that are exercisable within 60 days

(14)	Includes 1,891 shares owned by Occasions Caterers Inc., for which Mr. Michael serves as President. Includes 7,561 shares issuable upon exercise of options that are exercisable within 60 days.

(15)
Includes 23,130 shares held by Mangal Katikineni, IRA, Dr. Mohan’s wife, 5,524shares owned by Nisha Katikineni Trust; 10,624 shares owned by Sheela Katikineni Trust; 866 shares owned by Anita V. Katikineni; 866 shares owned by Veena S. Katikineni; 193,457 shares owned by the MMK Family Trust for which Dr. Mohan serves as Trustee, and 5,381 shares issuable upon exercise of options that are exercisable within 60 days.

(16)	Includes 92,610 shares owned by Interstate Group Holdings, Inc., for which Mr. Morrissette serves as a director and Vice President.

(17)
Includes 26,044 shares owned by METCOR Ltd., an information technology consulting and training company owned by Mr. Muldoon; 52,893 shares owned by METCOR Profit Sharing Plan; 3,151 shares owned by Linda Kessler, Mr. Muldoon’s wife, and 7,583 shares issuable upon exercise of options that are exercisable within 60 days.

(18)	Includes 25,546 shares owned by Judith Thedford IRA, Mr. Oldaker’s wife, and 13,241 shares issuable upon exercise of options that are exercisable within 60 days.

(19)
Includes 2,315 shares jointly owned with Pamela Peyton, Dr. Peyton’s wife; 54 shares owned by Carilynn Peyton, Dr. Peyton’s daughter, 54 shares owned by Frances Peyton, Dr. Peyton’s daughter, and 4,519 shares issuable upon exercise of options that are exercisable within 60 days.

(20)	Includes 9,540 shares issuable upon exercise of options that are exercisable within 60 days.

(21)	Includes 42,584 shares owned jointly with Jacqueline Reilly, Mr. Reilly’s wife, and 10,755 shares issuable upon exercise of options that are exercisable within 60 days.

(22)
Includes 6,063 shares owned by Steve A. Steckler, Ms. Steckler’s husband; 4,812 shares and owned by the Ian Steckler Trust, for which Ms. Steckler is Trustee; 4,812 shares owned by the Hannah Steckler Trust for which Ms. Steckler is Trustee; 1,638 shares owned by Jackson Valeriy Steckler Trust for which Ms. Steckler is Trustee; 1,638 shares owned by the Anna Burka Steckler Trust for which Ms. Steckler is Trustee, and 9,687 shares issuable upon exercise of options that are exercisable within 60 days.

(23)	Includes 18,583 shares owned jointly with Helen Wilson, General Wilson’s wife, and 6,667 shares issuable upon exercise of options that are exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of the outstanding Common Stock to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the SEC. Such persons are required by the SEC’s regulations to furnish the Company with copies of all Section 16 forms they file.
Based solely on the Company’s review of the copies of reports furnished to it and representations from certain reporting persons that they have complied with the applicable filing requirements, the Company believes that during the year ended December 31, 2013, all Section 16(a) reporting requirements applicable to its officers, directors and greater than 10% shareholders were complied with.

Item 2.
PROPOSAL TO RATIFY APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Pursuant to the recommendation of the Audit Committee, the Board has appointed BDO USA, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2013. BDO USA, LLP has served as the Company’s independent registered public accounting firm continuously for the past eight years.
At the Meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of BDO USA, LLP. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting. Representatives of BDO USA, LLP will be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.
Shareholder ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year is not required by the Company’s Bylaws, state law or otherwise. However, the Board is submitting the selection of BDO USA, LLP to the Company’s shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain BDO USA, LLP. Even if the selection of BDO USA, LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the 2013 fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders.
THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF BDO USA, LLP.

Item 3.
ADVISORY VOTE ON EXECUTIVE COMPENSATION (“Say-on-Pay”)
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Company is providing shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of its named executive officers.
The Company urges shareholders to read the Summary Compensation Table and other related compensation tables and narrative, appearing on page 17, which provide detailed information on the compensation of the Company’s named executive officers. The Compensation Committee and the Board believe that the Company’s policies and procedures are effective in achieving its goals and that the compensation of its named executive officers reported in this Proxy Statement has contributed to the Company’s recent and long-term success.
The Company is asking for shareholder approval of the compensation of its named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the policies and practices described in this Proxy Statement.
Accordingly, the Company is asking its shareholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2013 Summary Compensation Table and the other related tables and disclosure.”
This advisory vote, commonly referred to as a “Say-On-Pay” vote, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding its executive compensation program.
THE BOARD RECOMMENDS A VOTE FOR THE NON-BINDING PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
FOR 2015 ANNUAL MEETING
In order for shareholder proposals submitted pursuant to Rule 14a‑8 of the Exchange Act to be presented at the Company’s 2015 Annual Meeting of Shareholders and included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the President of the Company at the Company’s principal executive offices no later than November 14, 2014. Shareholder proposals should be submitted to WashingtonFirst Bankshares, Inc., 11921 Freedom Drive, Suite 250, Reston, Virginia 20190, Attention: President c/o Corporate Secretary.
In addition, the Company’s Bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board to be properly made at a meeting by a shareholder, notice must be received by the Secretary of the Company at the Company’s offices not less than 120 days prior to the first anniversary date of the initial notice given to shareholders of record on the record date for the Company’s previous annual meeting. Such notice to the Company must also provide certain information set forth in the Company’s Bylaws. A copy of the Company’s Bylaws may be obtained upon written request to the Secretary of the Company.

ANNUAL REPORT ON FORM 10-K
The Company’s Annual Report on Form 10-K, including consolidated financial statements and related notes, for the fiscal year ended December 31, 2013, as filed with the SEC, accompanies but does not constitute part of this Proxy Statement.
Shareholders who hold their shares directly with the Company and who previously have elected not to receive an annual report for a specific account may request that the Company promptly mail its 2013 Annual Report to that account by writing to WashingtonFirst Bankshares, Inc., 11921 Freedom Drive, Suite 250, Reston, Virginia 20190, (703) 840-2410, Attention: Richard D. Horn, General Counsel and Corporate Secretary.
If you are the beneficial owner, but not the record holder, of shares of Common Stock, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and the Company’s 2013 Annual Report to multiple shareowners who share an address, unless that nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the Company’s 2013 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Company’s proxy statement and annual report, now or in the future, should submit this request by writing to WashingtonFirst Bankshares, Inc., 11921 Freedom Drive, Suite 250, Reston, Virginia 20190, (703) 840-2410, Attention: Richard D. Horn, General Counsel and Corporate Secretary. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.
OTHER MATTERS
The Board does not intend to bring any other matter before the Meeting and does not know of any other matters that are to be presented for action at the Meeting. However, if any other matter does properly come before the Meeting or any adjournment thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.
You are cordially invited and urged to attend the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card and promptly mail it in the enclosed envelope or follow the instructions provided to you to vote your shares via telephone or the Internet.
By order of the Board of Directors,

Richard D. Horn
General Counsel and Corporate Secretary

REVOCABLE PROXY
WASHINGTONFIRST BANKSHARES, INC.

YOUR VOTE IS IMPORTANT!
PROXY VOTING INSTRUCTIONS

Shareholders of record have two ways to vote:
1. By Internet; or
2. By Mail.

To Vote by Internet:

Go to https://www.rtcoproxy.com/wfbi prior to 3 a.m., April 29, 2014.

Please note that the last vote received from a shareholder, whether by Internet or by mail, will be the vote counted.

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

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Comments:

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FOLD HERE IF YOU ARE VOTING BY MAIL
PLEASE DO NOT DETACH

X **PLEASE MARK VOTES AS IN THIS EXAMPLE**

The Board of Directors recommends you vote FOR proposals 1 through 3.

	For	With-hold	For All Except
1. Election of the eight Group II nominees listed below.	☐	☐	☐

Nominees:

Group II Nominees (To Serve Until the 2017 Annual Meeting of Shareholders):

(01) Josephine S. Cooper
(02) Richard D. Horn
(03) Juan A. Mencia
(04) Mark C. Michael
(05) James P. Muldoon
(06) William C. Oldaker
(07) Jon M. Peterson
(08) Gail R. Steckler

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

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NOTE: In their discretion, upon any other matter that may properly come before the Annual Meeting and any adjournment or postponement thereof.

Shares of the Company stock will be voted as specified in this proxy. Unless otherwise specified, this Proxy will be voted "FOR" each proposal indicated above. If any other matter is properly presented at the Annual Meeting or any postponement or adjournment thereof, the Proxy will be voted in accordance with the judgment of the persons appointed as proxies.

The board of directors of the Company unanimously recommends a vote "FOR" the election of each of the director nominees, "FOR" the ratification of the independent registered accounting firm and "FOR" the approval of the compensation of the Company's named executive officers, each to be presented to and voted upon by the shareholders as set forth in the Proxy Statement. Such vote is hereby solicited on behalf of the board of directors of the Company. You may vote your shares in person by attending the Annual Meeting.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

WASHINGTONFIRST BANKSHARES, INC. — ANNUAL MEETING, APRIL 29, 2014

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available online at:

www.wfbi.com

You can vote in one of two ways:

1. Via the Internet at **https://www.rtcoproxy.com/wfbi** and follow the instructions.

or

2. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

WASHINGTONFIRST BANKSHARES, INC.

ANNUAL MEETING OF SHAREHOLDERS
April 29, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of WashingtonFirst Bankshares, Inc. (the "Company") hereby constitutes and appoints Shaza L. Andersen and Matthew R. Johnson, and each of them, as attorneys, agents and proxies with full power of substitution, to vote as proxy the number of shares of common stock, par value $0.01 per share, of the Company held of record by the undersigned as of March 14, 2014 which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on April 29, 2014 at 11:00 a.m. (local time) at the Tower Club, 8000 Towers Crescent Drive, Suite 1700, Vienna, Virginia 22182, and at any adjournment or postponement thereof (the "Annual Meeting"), with respect to the proposals described in the Proxy Statement and the Notice of Annual Meeting of Shareholders, both dated March 31, 2014, timely receipt of which is hereby acknowledged.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

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